Exhibit 99.1

Combined Consolidated Financial Statements of

Prairie Mines & Royalty Ltd. and Coal Valley
Resources Inc.

December 31, 2013

Deloitte LLP
2000 Manulife Place
10180 - 101 Street
Edmonton AB T5J 4E4
Canada

Tel: 780-421-3611
Fax: 780-421-3782
www.deloitte.ca

Independent Auditor’s Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc., (hereafter referred to as the “Company”):

We have audited the accompanying combined consolidated statements of financial position of the Company as at December 31, 2013 and 2012 and the related combined consolidated statements of loss and comprehensive loss, changes in shareholder’s equity and cash flow for each of the years in the three- year period ended December 31, 2013. These combined consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined consolidated financial statements present fairly, in all material respects, the combined consolidated financial position of the Company as at December 31, 2013 and 2012 and the combined results of its operations and its cash flow for each of the years in the three-year period ended December 31, 2013 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Chartered Accountants
Edmonton, Canada

August 19, 2014

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc.
Combined consolidated statement of financial position

		December 31,	December 31,
Canadian $ thousands, as at	Note	2013	2012

ASSETS
Current assets
Cash and cash equivalents		$113,563	$7,804
Short-term investments		140,659	—
Trade accounts receivable		67,776	68,721
Loans receivable	6	3,244	3,846
Other assets	7	2,764	814
Finance lease receivables	8	15,851	24,995
Inventories	9	149,741	141,716
Prepaid expenses		3,130	3,521
Due from related parties	10	209	242
Income taxes recoverable		1,609	3,365
		498,546	255,024

Non-current assets
Loans receivable	6	15,270	16,000
Other assets	7	11,796	16,660
Finance lease receivables	8	116,604	187,286
Property, plant and equipment	11	344,613	451,536
Intangible assets	12	560,256	629,444
Deferred income taxes	16	—	3,687
		1,048,539	1,304,613

		$1,547,085	$1,559,637

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
Loans and borrowings	13	$299,657	$—
Trade accounts payable and accrued charges		83,350	73,089
Other liabilities	14	44,673	48,614
Environmental rehabilitation obligations	15	35,026	31,728
Due to related parties	10	293	364
Related party loans	10	732,094	—
		1,195,093	153,795

Non-current liabilities
Loans and borrowings	13	—	42,955
Other liabilities	14	110,205	165,223
Environmental rehabilitation obligations	15	145,981	142,978
Related party loans	10	—	732,094
Deferred income taxes	16	118,987	148,419
		375,173	1,231,669
		1,570,266	1,385,464

Shareholder's equity
Shareholder's equity		(23,181)	174,173
		$1,547,085	$1,559,637

The accompanying notes are an integral part of these combined consolidated financial statements.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc.
Combined consolidated statement of loss and comprehensive loss

		December 31,	December 31,	December 31,
Canadian $ thousands, for the year ended	Note	2013	2012	2011

Revenue	20	$736,224	$974,379	$1,049,544
Cost of sales	21	713,463	904,092	919,339
Gross profit		22,761	70,287	130,205
Administrative expenses		19,893	14,595	16,176
Gain on contract termination	17	(33,868)	—	—
Impairment loss	27	198,695	—	—
Operating (loss) profit		(161,959)	55,692	114,029
Financing income	22	(14,119)	(18,793)	(18,859)
Financing expense	22	80,240	78,001	77,898
Net finance expense		66,121	59,208	59,039
(Loss) earnings before tax		(228,080)	(3,516)	54,990
Income tax (recovery) expense	16	(27,150)	1,723	13,976
Net (loss) earnings		$(200,930)	$(5,239)	$41,014

Other comprehensive income (loss)
Items that will not be subsequently reclassified to profit or loss;
Actuarial gains (losses) on pension plans, net of tax		3,576	(5,342)	(19,004)
Total comprehensive (loss) income		$(197,354)	$(10,581)	$22,010

The accompanying notes are an integral part of these combined consolidated financial statements.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc.
Combined consolidated statement of changes in shareholder’s equity

	Common shares	Contributed surplus	Accumulated deficit	Accumulated other comprehensive (loss) income	Total
	Note 19	Note 19

Balance as at December 31, 2010	$657,120	$2,028	$(545,936)	$(1,808)	$111,404

Net earnings	—	—	41,014	—	41,014

Actuarial loss on defined benefit obligations	—	—	—	(19,004)	(19,004)

Balance as at December 31, 2011	657,120	2,028	(504,922)	(20,812)	133,414

Net loss	—	—	(5,239)	—	(5,239)

Actuarial loss on defined benefit obligations	—	—	—	(5,342)	(5,342)

Share issuance	51,340	—	—	—	51,340

Balance as at December 31, 2012	708,460	2,028	(510,161)	(26,154)	174,173

Net loss	—	—	(200,930)	—	(200,930)

Actuarial gain on defined benefit obligations	—	—	—	3,576	3,576

Reclassification of actuarial losses on settlement of pension obligation	—	—	(22,842)	22,842	—

Balance as at December 31, 2013	$708,460	$2,028	$(733,933)	$264	$(23,181)

The accompanying notes are an integral part of these combined consolidated financial statements.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc.
Combined consolidated statement of cash flow

		December 31,	December 31,	December 31,
Canadian $ thousands, for the year ended	Note	2013	2012	2011
Operating activities
Net (loss) earnings		$(200,930)	$(5,239)	$41,014
Add (deduct)
Depreciation and amortization		112,217	125,363	109,516
Environmental rehabilitation obligations accretion	15	2,607	2,300	3,046
Environmental rehabilitation obligations change in estimate	15	(13,022)	(2,616)	(7,342)
Stock based compensation expense		275	250	158
Impairment of inventory	9	3,275	6,866	—
Gain on Highvale pension	17	(39,326)	—	—
Current income tax (recovery) expense		(341)	(5,632)	9,769
Deferred income tax (recovery) expense		(26,809)	7,355	4,207
Unrealized foreign exchange loss		2,686	174	—
Loss on financial instruments		—	—	115
Gain on disposal of property, plant and equipment		(2,299)	(2,317)	(1,436)
Loss on impairment of intangibles	17,18	51,279	—	—
Loss on impairment of finance lease receivables	8	42,444	—	—
Loss on settlement of environmental rehabilitation obligations	15	4,771	3,321	5,219
Impairment of property, plant and equipment	18	110,429	—	—
Employee benefits recovery		(1,579)	(5,064)	(3,207)
Environmental rehabilitation obligations settled	15	(17,530)	(24,478)	(24,230)
Financing expense		9,693	11,174	9,654
Financing expense, related parties		61,787	61,837	61,918
Financing income		(14,119)	(18,793)	(18,974)
Other items		5,566	2,271	87
		91,074	156,772	189,514
Net change in non-cash working capital items	23	10,167	(61,035)	(22,450)
		101,241	95,737	167,064
Interest received		14,304	18,928	19,267
Interest paid, related parties		(61,786)	(69,902)	(54,897)
Interest paid		(9,790)	(11,215)	(9,577)
Income tax recovered (paid)		2,735	(7,500)	2,414
Cash provided by operating activities		46,704	26,048	124,271

Investing activities
Property, plant and equipment expenditures		(43,746)	(58,149)	(22,770)
Purchase of short-term investments		(146,643)	(111,799)	(140,841)
Redemption of short-term investments		5,984	111,799	159,792
Net proceeds from sale of property, plant and equipment		7,072	2,989	2,890
Net proceeds from sale of financial instruments		—	—	2,705
Increase in loans receivable		(2,609)	(2,724)	(1,739)
Repayments of loans receivable		3,941	3,779	3,757
Cash (used in) provided by investing activities		(176,001)	(54,105)	3,794

Financing activities
Proceeds from related party promissory note		—	325,000	—
Issuance of common shares		—	51,340	—
Repayment of related party subordinated note		—	(359,000)	—
Proceeds from loans and borrowings		256,702	—	—
Repayments of loans and borrowings		—	(11,260)	(50,824)
Payment of financing fees on loans and borrowings		—	(2,714)
Repayment of related party loan payable		—	(108)
Increase in finance lease receivables		(6,919)	(6,885)	(22,986)
Repayment of finance lease receivables		44,301	25,254	23,135
Repayments of other equipment financing arrangements		(2,374)	(3,488)	(4,173)
Repayment of finance lease obligations		(56,654)	(45,361)	(36,743)
Cash provided by (used in) financing activities		235,056	(27,222)	(91,591)

Change in cash and cash equivalents		105,759	(55,279)	36,474
Cash and cash equivalents, beginning of year		7,804	63,083	26,609
Cash and cash equivalents, end of year		$113,563	$7,804	$63,083
The accompanying notes are an integral part of these combined consolidated financial statements.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

1. NATURE OF OPERATIONS AND CORPORATE INFORMATION

Prairie Mines & Royalty Ltd. (“PMRL”) is Canada’s largest coal producer, operating seven surface mines in Alberta and Saskatchewan, and is a wholly owned subsidiary of Sherritt International Corporation (“Sherritt”). PMRL supplies domestic utilities with thermal coal for electricity generation and has abundant, high-quality and strategically located reserves in Canada that are suited to providing customers with a stable, low-cost, long-term fuel supply. PMRL owns and operates the Paintearth, Sheerness, Genesee (50% interest), Poplar River, Boundary Dam and Bienfait mines, and operates the Highvale mine under contract.

On January 10, 2013, PMRL and its Highvale mine contract customer agreed to transfer operations to the customer who also owns the mine and terminate the mining contract.  On January 17, 2013 the customer assumed responsibility for direct mining activities and a transition process was completed July 9, 2013.

PMRL directly owns a 50% joint venture interest in the Bienfait Activated Carbon Joint Venture, which produces activated carbon for the removal of mercury from flue gas, and sells char to the barbeque briquette industry from the Bienfait Char facility. PMRL also holds a portfolio of mineral rights located in Alberta and Saskatchewan from which it earns royalties on the production of coal, potash and other minerals.

Coal Valley Resources Inc. (“CVRI”) is an incorporated company established under the laws of the Province of Alberta on May 10, 2006. CVRI is a wholly owned subsidiary of Sherritt. CVRI operates two surface mines at the Coal Valley and Obed Mountain mines where the majority of coal is exported overseas to Asian utility companies and commodity traders. CVRI’s sole product is bituminous coal which has a suitable calorific value to make its sale overseas economical. Obed Mountain’s operations were suspended in November 2012.

PMRL and CVRI (collectively the “Company”) are domiciled in Edmonton, Alberta, Canada and their registered office is 1600 Oxford Tower, 10235 - 101 Street, Edmonton, Alberta, T5J 3G1. The combined consolidated financial statements were authorized for issue by the Company’s directors on April 25, 2014.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

2. BASIS OF PRESENTATION

These combined consolidated financial statements have been prepared to reflect the combined consolidated operations of PMRL and CVRI for the common owner of PMRL and CVRI. All intercompany balances and transactions have been eliminated in these combined consolidated financial statements.

The combined consolidated financial statements of the Company were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

The combined consolidated financial statements were prepared on a going concern basis, under the historical cost convention except for certain financial assets which are presented at fair value in Canadian dollars, which is the Company’s functional currency. All financial information is presented in Canadian dollars rounded to the nearest thousands, except as otherwise noted.

The significant accounting policies described in Note 3 were consistently applied to all the periods presented unless otherwise noted.

The preparation of financial statements requires the use of certain critical accounting estimates. It also requires management to exercise judgment in applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the combined consolidated financial statements are described in Note 4.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

These combined consolidated financial statements include the financial position, results of operations and cash flow of the PMRL and CVRI, their subsidiaries and PMRL’s proportionate interest in the Bienfait Activated Carbon Joint Venture (the “Venture”). All intercompany balances and transactions have been eliminated in these combined consolidated financial statements.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

	Relationship to PMRL	Principal Activity	Geographic location	% Economic interest		Basis of accounting
				2013	2012

Bienfait Activated Carbon Joint Venture	Jointly-controlled operation	Joint Operation	Saskatchewan, Canada	50	50	Proportionate consolidation
Poplar River Coal Mining Partnership	Subsidiary	Holding Company	Saskatchewan, Canada	100	100	Full consolidation
Prairie Coal Ltd.	Inactive subsidiary	Holding Company	Alberta, Canada	100	100	Full consolidation
Willowvan Mining Ltd.	Inactive subsidiary	Holding Company	Alberta, Canada	100	100	Full consolidation
3718492 Canada Inc.	Inactive subsidiary	Holding Company	Alberta, Canada	100	100	Full consolidation
PM Finance Inc.	Subsidiary	Holding Company	Alberta, Canada	100	100	Full consolidation

	Relationship to CVRI	Principal Activity	Geographic location	% Economic interest		Basis of accounting
				2013	2012

1673943 Alberta Ltd.	Subsidiary	Holding Company	Alberta, Canada	100	Not applicable	Full consolidation
CV Finance Inc.	Subsidiary	Holding Company	Alberta, Canada	100	100	Full consolidation

Subsidiaries

Subsidiaries are entities over which the Company has control where control is defined as the Company being exposed, or having rights, to variable returns from its involvement with the subsidiaries and having the ability to affect those returns through its power over the subsidiaries. Control is presumed to exist where the Company has a shareholding of more than one half of the voting rights in its subsidiary. The potential impacts of voting rights that are exercisable are considered when assessing whether control exists. Subsidiaries are fully consolidated from the date control is transferred to the Company and are de-consolidated from the date control ceases.

Interests in Joint Ventures

Joint arrangements

A joint arrangement is an arrangement whereby two or more parties jointly control an entity. Joint control is considered to be when all parties to the joint arrangement are required to reach unanimous consent over decisions about relevant business activities pertaining to the contractual arrangement.

There are two types of joint arrangements:

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Joint ventures

A joint venture is a contractual arrangement whereby two or more parties undertake an economic activity that is subject to joint control and whereby each party has rights to the net assets of the arrangement. Interests in joint ventures are recognized as an investment and accounted for using the equity method of accounting. The Company is not party to any joint ventures.

Joint operations

A joint operation is a contractual arrangement whereby two or more parties undertake an economic activity that is subject to joint control and whereby each party has rights to the assets and obligations for liabilities relating to the arrangement. Interests in joint operations are accounted for by recognizing the Company’s share of assets, liabilities, revenues, and expenses. The Bienfait Activated Carbon Joint Venture is classified as a joint operation.

Associate

An associate is an entity over which the Company has significant influence but does not have the power to participate in the operating and financial policies of the entity. The Company does not have any investments in associates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, bank indebtedness, cash on deposit in banks as well as all liquid short-term securities with original maturities of three months or less. As at December 31, 2013, cash and cash equivalents consisted of $113,822 in Canadian Government treasury bills (2012 - $5,991),$259 of bank indebtedness (2012 - nil) and cash on hand and cash on deposit in banks of nil (2012 - $1,813).

Basis of segmented disclosure

The Company’s reportable segments are business units that offer distinct products and services.

•	The Prairie Mining segment, which consists of 5 owned surface mines, sells sub-bituminous and lignite coal to domestic utility customers for electricity generation. PMRL also leases equipment

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013 to certain customers and operates a contract mine and a 50% owned mine and operates a char and activated carbon plant.

•	The Mountain Mining segment, which consists of 2 owned surface mines, sells bituminous coal overseas to Asian utility companies and commodity traders.

•	The Royalties segment holds a portfolio of sub-surface mineral rights to coal and potash reserves and resources from which royalty revenue is earned.

When determining its reportable segments, the Company considers qualitative factors, such as the nature of the operations which are considered to be significant by the Chief Operating Decision Maker (senior management). The Company also considers quantitative thresholds when determining operating segments, such as if revenue, earnings (loss) or assets of the operating segment are greater than 10% of the total combined consolidated revenue, net earnings (loss), or assets of all the reportable segments, respectively. The reportable segments’ financial results are reviewed by senior management.

Revenue recognition

Revenue from the sale of goods and services is recognized when the Company has transferred to the buyer the significant risks and rewards of ownership of the goods, the Company retains neither continuing managerial involvement nor effective control over the goods sold, the amount of revenue can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the Company and the costs incurred or to be incurred in respect of the transaction can be measured reliably.

Prairie Mines & Royalty Ltd.

In PMRL, these criteria are generally met for coal sales to utility customers when the coal is delivered to the generating station; for coal and char sales to other customers, this occurs when the coal and char is loaded for transportation at the mine; for activated carbon sales, this generally occurs when the product is delivered to the customer’s specified facilities.

The agreements at the contract mine and the 50% owned mine include management and other fees and reimbursement of direct operating costs. PMRL is the principal in these agreements and records revenues and expenses on a gross basis. Management and other fees are recorded as revenue when the contractual conditions for reimbursement are met, the amount of revenue can be measured reliably, it is

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013 probable that the economic benefits associated with the transaction will flow to PMRL, and the costs incurred or to be incurred in respect of the transaction can be measured reliably.

Finance lease income is recorded in financing income, and realized over the term of the lease, which is the useful life of the leased equipment based on a constant periodic rate of return determined at the inception of the arrangement on PMRL’s net investment in the finance lease.

Interest revenue is recognized using the effective interest method. Royalty revenue is recognized when the underlying commodity is extracted.

Coal Valley Resources Inc.

In CVRI, these criteria are generally met for export sales when the coal has been loaded onto marine vessels at the port. For domestic coal sales to utility customers, revenue recognition occurs when the coal is loaded for transportation on rail cars at the mine.

Foreign currency translation

These combined consolidated financial statements are presented in Canadian dollars, the Company’s functional and presentation currency.

Translation of transactions and balances

Transactions denominated in foreign currencies are translated at rates of exchange at the time of such transactions as follows:

•
Monetary assets and liabilities are translated at current rates of exchange with the resulting gains or losses recognized within net financing income (expense) in the combined consolidated statement of comprehensive loss;

•	Non-monetary items are translated at historical exchange rates; and

•
Revenue and expense items are translated at the average rates of exchange, except depreciation and amortization which are translated at the rates of exchange applicable to the related assets, with any gains or losses recognized within net financing income (expense) in the combined consolidated statement of comprehensive loss.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Property, plant and equipment

Property, plant and equipment, is recorded at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Also included in the cost of property, plant and equipment are borrowing costs on qualifying capital projects. These are incurred while construction is in progress and before the commencement of commercial production. Once construction of an asset is substantially complete and is ready for its intended use, the costs are depreciated.

Plant, equipment and land

Plant, equipment and land include land, assets under construction, equipment and processing and other manufacturing facilities.

The Company recognizes major spare parts as capital spares in plant and equipment when the item’s unit cost is significant and is expected to be used for a period greater than one year once attached to the equipment it relates to. The Company does not depreciate capital spares until they are put into use. Capital spares that can only be used in connection with a specific piece of equipment are considered critical spares. Critical spares are depreciated using the straight-line method over their estimated useful life once purchased. Major inspections and overhauls that are required for plant and equipment are only capitalized if the expected benefit to be received from completing such work exceeds one year.

Plant and equipment are depreciated using the straight-line method over their estimated useful lives once they are available for use. Equipment may consist of components having different useful lives for which depreciation is separately recorded. Costs are componentized to the extent they meet certain recognition criteria. When a component is replaced, the carrying amount of the replaced component is derecognized with any gain or loss on proceeds included in net earnings.

Environmental rehabilitation obligation assets relate to the rehabilitation obligations of permanent structures and are amortized over the life of the related long-lived asset.

Repairs and maintenance costs related to plant and equipment are expensed as incurred.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

The useful lives of the Company’s plant and equipment are as follows:

Plant and buildings	5 - 40 years
Machinery and equipment	3 - 35 years
Equipment under capital lease	3 - 7 years
Environmental rehabilitation obligation assets	1 month - 40 years

Mining properties

Mining properties include acquisition costs and development costs related to mines in production, properties under development, and properties held for future development. Ongoing pre-development costs relating to properties held for future development are expensed as incurred, including property carrying costs, drilling and other exploration costs. Once a project is determined to be commercially viable, development costs are capitalized. Acquisition costs for properties to be held for future development are capitalized. Development costs incurred to access reserves at producing properties and properties under development are capitalized and amortized on a unit-of-production basis over the life of such reserves. Reserves are measured based on proven and probable reserves.

De-recognition

An item of property, plant and equipment is derecognized either upon disposal or when no future economic benefit is expected to be realized from it. Any resulting gain or loss is calculated as the difference between disposal proceeds less its carrying amount and is included in net earnings during the period the item is de-recognized.

Capitalization of borrowing costs

Borrowing costs on funds directly attributed to the financing of the acquisition, construction or production of a qualifying asset and are capitalized until such time as substantially all the activities necessary to prepare the qualifying asset for its intended use or sale are complete. A qualifying asset is one that takes a substantial period of time to prepare for its intended use. Where surplus funds out of money borrowed specifically to finance a project are invested to earn interest income, the income generated is also capitalized to reduce the total capitalized borrowing costs.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Where the funds used to finance a project form part of general borrowings, interest is capitalized based on the weighted-average interest rate applicable to the general borrowings outstanding during the period of construction.

Leases

Leases of property, plant and equipment are classified as finance leases when the Company retains substantially all the risks and rewards of ownership. Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases.

PMRL as a lessor

The finance lease receivables are measured at the present value of the future lease payments at the inception of the arrangement. Lease payments received are comprised of a repayment of principal and finance income. Finance income is recognized based on the interest rate implicit in the finance lease. PMRL recognizes finance income over a period of between 3 and 27 years, which reflects a constant periodic return on the lessor's net investment in the finance lease. Initial direct costs are included in the initial measurement of the finance lease receivable and reduce the amount of income recognized over the lease term.

PMRL and CVRI as a lessee

Finance leases are capitalized at the lower of the fair value of the leased property and the present value of the minimum lease payments. The corresponding lease obligations, net of finance charges, are recorded as interest bearing liabilities. Each lease payment is allocated between the liability and financing expense when paid.

Operating lease payments (net of any amortization of incentives) are expensed as incurred. Incentives received from the lessor to enter into an operating lease are capitalized and depreciated over the life of the lease.

Determining whether an arrangement contains a lease

The Company determines whether a lease exists at the inception of an arrangement. A lease exists when one party is effectively granted control of a specific asset over the term of the arrangement.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

At inception or upon reassessment of arrangements containing leases, the Company separates payments and other consideration required related to lease payments from those related to other goods or services using relative fair value or other estimation techniques.

Overburden removal costs

The costs of removing overburden to access mineral reserves, referred to as stripping costs, are accounted for as variable production costs to be included in the cost of inventory, unless overburden removal creates value beyond providing access to the underlying reserve, in which case these costs are capitalized and depreciated using the units-of-production basis to cost of sales over the life of the related mineral reserves.

Intangible assets

Intangible assets acquired as part of a business combination are recognized separately from goodwill if the asset is separable or arises from contractual or legal rights. Intangible assets are also recognized when acquired individually or with a group of other assets. Intangible assets are initially recorded at their estimated fair value. Intangible assets with a finite life are amortized over their useful economic lives on a straight-line or units-of-production basis, as appropriate. The amortization expense is included in cost of sales unless otherwise noted. Intangible assets that are not yet ready for use are not amortized until available for use. They are reviewed for impairment at least annually. The Company has no identifiable intangible assets for which the expected useful life is indefinite.

Exploration and evaluation

Exploration and evaluation (“E&E”) expenditures generally include the costs of licenses, technical services and studies, seismic studies, exploration drilling and testing, and directly attributable overhead and administration expenses including remuneration of operating personnel and supervisory management. These costs do not include general prospecting or evaluation costs incurred prior to having obtained the rights to explore an area, which are expensed as they are incurred.

E&E expenditures related to coal and mineral deposits are recognized in cost of sales as incurred until it is established that the mineral property has development potential, which generally occurs once the mineral deposit is classified as a proven and probable reserve.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Amortization

The following intangible assets are amortized on a straight-line basis over the following estimated useful lives:

Royalty agreements	42 - 53 years
Mining contracts	over life of mine

Impairment of non-financial assets

The Company assesses the carrying amount of non-financial assets including property, plant and equipment and intangible assets at each reporting date to determine whether there is any indication of impairment in accordance with International Accounting Standard (“IAS”) 36 “Impairment of Assets” (“IAS 36”). Internal factors, such as budgets and forecasts, as well as external factors, such as expected future prices, costs and other market factors are also monitored to determine if indications of impairment exist.

An impairment loss is the amount equal to the excess of the carrying amount over the recoverable amount. The recoverable amount is the higher of value in use (being the net present value of expected pre-tax future cash flows of the relevant asset) and fair value less costs to sell the asset(s). The best evidence of fair value is a quoted price in an active market or a binding sale agreement for the same or similar asset(s). Where neither exists, fair value is based on the best information available to estimate the amount the Company could obtain from the sale of the asset(s) in an arm’s length transaction. This is often accomplished by using a discounted cash flow technique.

Impairment is assessed at the cash-generating unit (“CGU”) level. A CGU is the smallest identifiable group of assets that generates cash inflows largely independent of the cash inflows from other assets or group of assets. The assets of the corporate head office are allocated on a reasonable and consistent basis to CGUs or groups of CGUs. The carrying amounts of assets of the corporate head office that have not been allocated to a CGU are compared to their recoverable amounts to determine if there is any impairment loss.

If, after the Company has previously recognized an impairment loss, circumstances indicate that the fair value of the impaired asset is greater than the carrying amount, the Company reverses the impairment loss by the amount the revised fair value exceeds its carrying amount, to a maximum of the previous

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013 impairment loss. In no case shall the revised carrying amount exceed the original carrying amount, after depreciation or amortization, that would have been determined if no impairment loss had been recognized. An impairment loss or a reversal of an impairment loss is recognized in cost of sales, or administrative expense, depending on the nature of the asset.

Impairment of financial assets

At each reporting date the Company assesses whether there is any objective evidence that a financial asset or a group of financial assets is impaired. Financial assets include trade accounts receivable, loans receivable, finance lease receivables and amounts due from related parties. A financial asset or a group of financial assets is impaired if there is objective evidence that the estimated future cash flows of the financial asset or the group of financial assets have been negatively impacted. Evidence of impairment may include indications that debtors are experiencing financial difficulty, default or delinquency in interest or principal payments, or other observable data which indicates that there is a measurable decrease in the estimated future cash flows.

Impairment of loans receivable, finance lease receivables and investments

If an impairment loss has occurred, the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The present value of the estimated future cash flows is discounted at the financial asset’s original effective interest rate. If a financial asset has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate.

The carrying amount of the asset is reduced through the use of an allowance account, and the loss is recognized in financing expense. Interest income continues to be accrued on the reduced carrying amount using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of finance income. Loans together with the associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realized or has been transferred to the Company.

If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If the impairment is later recovered, the recovery is credited to financing income.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Provisions

In general, provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where appropriate, the future cash flow estimates are adjusted to reflect risks specific to the obligation. Where the Company expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain.

The expense relating to any provision is presented in cost of sales or administrative expenses, depending on the nature of the provision. If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money. Where discounting is used, the increase in the provision due to the passage of time is recognized as financing expense. A contingent liability is disclosed where the existence of an obligation will only be confirmed by future events or where the amount of the obligation cannot be measured with reasonable reliability. Contingent assets are not recognized, but are disclosed where an inflow of economic benefits is probable.

Environmental rehabilitation

Provisions for environment rehabilitation include decommissioning, restoration costs and other environmental obligations when the Company has an obligation to dismantle and remove infrastructure and residual materials as well as to restore the disturbed or affected area. Estimated decommissioning and restoration costs are provided for in the accounting period when the obligation arising from the disturbance or event occurs, whether this occurs during mine development or during the production phase, based on the net present value of estimated future costs. The provision for environmental rehabilitation is reviewed and adjusted each period to reflect developments which could include changes in closure dates, legislation, the discount rate or estimated future costs.

The amount recognized as a liability for environmental rehabilitation is calculated as the present value of the estimated future costs determined in accordance with local conditions and requirements. Amounts corresponding to the provision for decommissioning and restoration costs are capitalized as part of property, plant and equipment and depreciated over the life of the corresponding asset. The impact of accretion, or unwinding of the discount rate applied in establishing the net present value of the provision, is recognized in financing expense. The applicable discount rate is a pre-tax rate that reflects

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013 the current market assessment of the time value of money which is determined based on government bond interest rates and inflation rates. Amounts corresponding to other environmental obligations are expensed in the period the obligation arises.

Changes to estimated future costs are recognized in the combined consolidated statements of financial position by either increasing or decreasing the rehabilitation liability and rehabilitation asset if the initial estimate was originally recognized as part of an asset measured in accordance with IAS 16, “Property, Plant and Equipment”. Any reduction in the rehabilitation liability and therefore any deduction from the rehabilitation asset may not exceed the carrying amount of that asset. If it does, any excess over the carrying amount is recorded in cost of sales.

If the change in estimate results in an increase in the rehabilitation provision and therefore an addition to the carrying amount of the asset, the entity is required to consider whether the new carrying amount is recoverable, and if this is an indication of impairment of the asset as a whole. If indication of impairment of the asset as a whole exists, the Company tests for impairment in accordance with IAS 36. If the revised mine assets net of rehabilitation provisions exceeds the recoverable amount that portion of the increase is charged directly to cost of sales. For closed sites, changes to estimated costs are recognized immediately in cost of sales. Also, rehabilitation obligations that arise as a result of the production phase of a mine are expensed as incurred.

Where rehabilitation is conducted systematically over the life of the operation, rather than at the time of closure, provision is made for the estimated cost of outstanding rehabilitation work at each statement of financial position date and any increase in overall cost is expensed.

The provision related to the October 31, 2013 incident at the Obed Mountain mine includes remediation, regulatory, legal, clean-up and other costs that the Company is expected to incur as a result of the incident. The provision represents management’s estimate of costs to be incurred from January through March of 2014 based on the divestiture described in Note 18. The estimate considers the Company’s prior experience in environmental investigation and remediation matters, as well as available data from, and in consultation with, environmental specialists.

Income taxes

The income tax expense or benefit for the reporting period consists of two components: current and deferred taxes.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

The current income tax payable or recoverable is calculated using the tax rates and legislation that have been enacted or substantively enacted at each reporting date in each of the jurisdictions and includes any adjustments for taxes payable or recoverable in respect of prior periods.

Current tax assets and liabilities are offset when the Company has a legally enforceable right to offset the recognized amounts and intends, either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Deferred tax assets and liabilities are determined using the statement of financial position liability method based on temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and their tax bases. In calculating the deferred tax assets and liabilities, the tax rates used are those that have been enacted or substantively enacted at each reporting date in each of the jurisdictions and that are expected to apply when the assets are recovered or the liabilities are settled. Deferred income tax assets and liabilities are presented as non-current.

Deferred tax liabilities are recognized on all taxable temporary differences, and deferred tax assets are recognized on all deductible temporary differences with the exception of the following items:

•
Temporary differences associated with investments in subsidiaries, associates and interests in joint ventures where the Company is are able to control the timing of the reversal of temporary differences and such reversals are not probable in the foreseeable future;

•
Temporary differences that arise on the initial recognition of assets and liabilities in a transaction that is not a business combination and has no impact on either accounting profit or taxable profit; and

•	Deferred tax assets are only recognized to the extent that it is probable that sufficient taxable profits exist in future periods against which the deductible temporary differences can be utilized.

The probability that sufficient taxable profits exist in future periods against which the deferred tax assets can be utilized is reassessed at each reporting date. The amount of deferred tax assets recognized is adjusted accordingly.

Deferred tax assets and liabilities are offset when the Company has a legally enforceable right to set off current tax assets against current tax liabilities and the deferred income tax assets and deferred income tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend to either settle current tax liabilities and assets on a net

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013 basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.

Current and deferred taxes that relate to items recognized directly to equity are also recognized in equity. All other taxes are recognized in income tax expense in the combined consolidated statement of comprehensive loss.

Employee benefits

Employee benefits, primarily relating to the pension plans, are presented in these combined consolidated financial statements in accordance with IAS 19, “Employee Benefits”. The Company has both defined benefit and defined contribution plans.

A defined contribution plan is a post-employment benefit plan under which the Company pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in cost of sales and administrative expenses in the combined consolidated statement of comprehensive loss in the periods during which services are rendered by employees.

Certain employees are covered under defined benefit pension plans, which provide pensions based on length of service and final average earnings. The asset or liability recognized in the combined consolidated statement of financial position in respect of defined benefit pension plans is the present value of the defined benefit obligation at the reporting date, less the fair value of plan assets, together with adjustments for unrecognized past service costs. When the calculation results in a benefit to the Company, the recognized asset is limited to the total of any unrecognized past service costs and the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. An economic benefit is available to the Company if it is realizable during the life of the plan, or on settlement of the plan liabilities.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

The defined benefit pension liability and expense are measured actuarially using the projected benefit method. Obligations for contributions to defined benefit pension plans are recognized as an employee benefit expense in cost of sales and administrative expenses in the combined consolidated statement of comprehensive loss in the periods during which services are rendered by employees. Defined benefit pension costs are based on management’s best estimate of expected plan investment performance, discount rate, salary escalation and retirement age of employees. The discount rate used to determine the accrued benefit obligation is based on market interest rates, as at the measurement date, for high-quality debt instruments with cash flows that match the timing and amount of expected benefit payments. Plan assets are valued at fair value for the purpose of calculating the expected return on plan assets. Net interest on plan assets is calculated using the discount rate used to measure the defined benefit obligations and is recognized as an employee benefit expense in cost of sales and administrative expenses in the combined consolidated statement of comprehensive loss.

Past service costs are recognized immediately at the earlier of recognizing termination benefits, restructuring charges, or when a plan amendment or curtailment occurs. Actuarial gains and losses are recognized immediately through other comprehensive loss.

Financial instruments

Management determines the classification of financial assets and financial liabilities at initial recognition and, except in very limited circumstances, the classification is not changed subsequent to initial recognition. The classification depends on the purpose for which the financial instruments were acquired, their characteristics and/or management’s intent. Transaction costs with respect to instruments not classified as fair value through profit and loss are recognized as an adjustment to the cost of the underlying instruments and amortized using the effective interest method.

The Company’s financial instruments were classified in the following categories:

Financial assets

Financial assets at fair value through profit and loss - Held-for-trading:

•	Cash equivalents; short-term investments.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Loans and receivables, measured at amortized cost:

•	Cash on hand and balances on deposit in banks; loans receivable; trade accounts receivable; long-term receivables (included in other assets); due from related parties.

Financial liabilities

Other financial liabilities, measured at amortized cost:

•	Trade accounts payable and accrued charges; loans and borrowings; other equipment financing arrangements (included in other liabilities); due to related parties; related party loans.

Financial assets at fair value through profit or loss

An instrument is classified as fair value through profit or loss if it is held-for-trading or is designated as such upon initial recognition. A financial asset is classified as held-for-trading if acquired principally for the purpose of selling in the short-term or if so designated by management. Financial instruments included in this category are initially recognized at fair value and transaction costs are immediately recorded in net earnings along with gains and losses arising from changes in fair value.

Trade accounts receivable

Trade accounts receivable are initially recognized at fair value including direct and incremental transaction costs and are subsequently measured at amortized cost reduced for any impairment losses. A provision for impairment of trade accounts receivable is established when there is objective evidence that an amount will not be collectible or, in the case of long-term receivables, if there is evidence that the amount will not be collectible in accordance with payment terms.

Trade accounts payable and accrued charges

Trade accounts payable and accrued charges are initially recognized at fair value including direct and incremental transaction costs and are subsequently measured at amortized cost using the effective interest method.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Loans and borrowings

Loans and borrowings include short-term loans and long-term loans. These liabilities are initially recognized at fair value net of transaction costs and are subsequently measured at amortized cost using the effective interest method. Any difference between the proceeds (net of transaction costs) and the redemption amount is recorded in financing expense or financing income in the combined consolidated statement of comprehensive loss over the period of the borrowings using the effective interest method.

Loans and borrowings are classified as a current liability unless the Company has an unconditional right to defer settlement for at least 12 months after the combined consolidated statement of financial position date.

Other financial assets and liabilities

Other financial assets include primarily loans receivable. Other financial liabilities include primarily the related party subordinated note. Other financial assets are initially recognized at fair value net of transaction costs and are subsequently measured at amortized cost using the effective interest method. Other financial liabilities are initially recognized at fair value net of transaction costs and are subsequently measured at amortized cost using the effective interest method.

Derivative instruments

Derivative instruments, including embedded derivatives, are recorded at fair value unless exempted from derivative treatment as normal purchase and sale. All changes in their fair value are recorded in net earnings.

De-recognition of financial assets and liabilities

A financial asset is derecognized when its contractual rights to the cash flows that compose the financial asset expire or substantially all the risks and rewards of the asset are transferred. A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expired. Gains and losses on de-recognition are recognized within financing income and financing expense respectively.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Financial instrument measurement hierarchy

All financial instruments are required to be measured at fair value on initial recognition. For those financial assets or liabilities measured at fair value at each reporting date, financial instruments and liquidity risk disclosures require a three-level hierarchy that reflects the significance of the inputs used in making the fair value measurements. These levels are defined below:

Level 1: determined by reference to quoted prices in active markets for identical assets and liabilities;

Level 2: valuations using inputs other than the quoted prices for which all significant inputs are based on observable market data, either directly or indirectly; and

Level 3: valuations using inputs that are not based on observable market data.

The Company’s financial assets subject to the measurement hierarchy are described in Note 26. The Company has no financial liabilities subject to the measurement hierarchy.

Inventories

Raw materials, materials in process and finished products are valued at the lower of average production cost and net realizable value, with cost determined on a moving weighted-average basis. Spare parts and operating materials within inventory are valued at the lower of average cost and net realizable value, and recognized in cost of sales when used.

Uncovered coal and finished products are valued at the lower of average production cost and net realizable value, with cost determined on a standard cost basis under which the Company applies a standard inventory rate per tonne to its ending inventory. The standard cost is set annually based on budgeted costs for the annual period and includes labour, repairs and maintenance, fixed and variable operating costs, as well as an allocation of capital expenditures. The Company compares the standard cost to actual production costs on a quarterly basis. In the event there is a discrepancy; the Company investigates to determine the factors causing the variance, and adjusts appropriately if the differences are caused by other than temporary fluctuations.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

The cost of inventory includes all costs related to bringing the inventory to its current condition, including mining and processing costs, labour costs, supplies, direct and allocated indirect operating overhead and depreciation expense, where applicable, including allocation of fixed and variable costs.

4. CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENT

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of the assets, liabilities, revenue and expenses reported each period. Each of these estimates varies with respect to the level of judgment involved and the potential impact on the Company’s reported financial results. Estimates are deemed critical when the Company’s financial condition, change in financial condition or results of operations would be materially impacted by a different estimate or a change in estimate from period to period. By their nature, these estimates are subject to measurement uncertainty, and changes in these estimates may affect the combined consolidated financial statements of future periods.

Environmental rehabilitation provisions

The Company’s operations are subject to environmental regulations in the provinces of Alberta and Saskatchewan, Canada. Many factors such as future changes to environmental laws and regulations, life of mine estimates, the cost and time it will take to rehabilitate the property and discount rates, all affect the carrying amount of environmental rehabilitation provisions. As a result, the actual cost of environmental rehabilitation could be higher than the amounts the Company has estimated.

The environmental rehabilitation provision is assessed quarterly and measured by discounting the expected cash flows. The applicable discount rate is a pre-tax rate that reflects the current market assessment of the time value of money which is determined based on government bond interest rates and inflation rates. The actual rate depends on a number of factors, including the timing of rehabilitation activities that can extend decades into the future and the location of the property.

The Company’s provision related to the October 31, 2013 breach at the Obed Mountain mine is subject to uncertainties caused by the dynamic nature of response effort, the range of remediation alternatives available and the corresponding costs of various clean-up methodologies.  It is likely that adjustments to this liability estimate may be necessary as further information and circumstances develop.  The Company is currently awaiting approval from regulatory agencies regarding certain portions of the remediation

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013 plan which will determine the nature of remaining remediation efforts. The outcome of the regulatory agencies’ review, along with various other factors such as adverse weather and temperature changes, could change total costs.

Reserves

Reserves are estimates of the amount of product that can be economically and legally extracted from the Company’s mining properties. Reserve estimates are an integral component in the determination of the commercial viability of a site. In calculating reserves, estimates and assumptions are required about a range of geological, technical, and economic factors, including quantities, grades, production techniques, production decline rates, recovery rates, production costs, commodity demand, commodity prices and exchange rates. In addition, future changes in regulatory environments, including government levies or changes in the Company’s rights to exploit the resource imposed over the producing life of the reserves may also significantly impact estimates.

Thermal coal and potash estimates are based on information compiled by or under supervision of a qualified person as defined under National Instrument 43-101, Standards of Disclosure for Mineral Projects within Canada.

Property, plant and equipment

Property, plant and equipment is one of the largest components of the Company’s assets and as such the capitalization of costs, the determination of estimated recoverable amounts and the depreciation of these assets have a significant impact on the Company’s financial results.

Certain assets are depreciated using a units-of-production basis which involves the estimation of recoverable reserves in determining the depreciation rates of the specific assets. Each item’s life, which is assessed annually, is assessed for both its physical life limitations and economically recoverable reserves of the property at which the asset is located.

For those assets depreciated on a straight-line basis, management estimates the useful life of the assets and their components, which in certain cases, may be based on an estimate of the producing life of the property. These assessments require the use of estimates and assumptions including market conditions at the end of the assets useful life, costs of decommissioning the asset and the amount of recoverable reserves.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Asset useful lives and residual values are re-evaluated at each reporting date.

For assets under construction, management assesses the stage of each construction project to determine when a project is commercially viable. The criteria used to assess commercial viability are dependent upon the nature of each construction project and include factors such as the asset purpose, complexity of a project and its location, the level of capital expenditure compared to the construction cost estimates; completion of a reasonable period of testing of the mine plant and equipment; ability to produce the commodity in saleable form (within specifications); and ability to sustain ongoing production of the commodity.

Asset impairment

The Company assesses the carrying amount of non-financial assets including property, plant and equipment and intangible assets subject to depreciation and amortization at each reporting date to determine whether there are any indicators that the carrying amount of the assets may be impaired.

For purposes of determining fair value, management assesses the recoverable amount of the asset using the net present value of expected future cash flows. Projections of future cash flows are based on factors relevant to the asset and could include estimated recoverable production, commodity or contracted prices, foreign-exchange rates, production levels, cash costs of production, capital and reclamation costs. Projections inherently require assumptions and judgments to be made about each of the factors affecting future cash flows. Changes in any of these assumptions or judgments could result in a significant difference between the carrying amount and fair value of these assets. Where necessary, management engages qualified third-party professionals to assist in the determination of fair values.

Overburden removal costs

Overburden removal costs are capitalized and depreciated over the useful lives when the overburden removal activity can be shown to create value beyond providing access to the underlying reserve. In many cases, this determination is a matter of judgment.

Exploration and evaluation

Management must make estimates and assumptions when determining when to transfer E&E expenditures from intangible asset to property, plant and equipment, which is normally at the time when

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013 commercial viability is achieved. Assessing commercial viability requires management to make certain estimates and assumptions as to future events and circumstances, in particular whether an economically viable operation can be established. Any such estimates and assumptions may change as new information becomes available. If after having capitalized the expenditure, a decision is made that recovery of the expenditure is unlikely, the amount capitalized is recognized in cost of sales in the combined consolidated statement of comprehensive loss.

Income taxes

PMRL operates in two Canadian provinces while CVRI operates in one Canadian province, and consequently, their income is subject to various rates and rules of taxation. As a result, their effective tax rate may vary significantly from the Canadian statutory tax rate depending upon the profitability of operations in these different provinces.

The Company calculates deferred income taxes based upon temporary differences between the assets and liabilities that are reported in its combined consolidated financial statements and their tax bases as determined under applicable tax legislation. The Company records deferred income tax assets when it determines that it is probable that such assets will be realized. The future realization of deferred tax assets can be affected by many factors, including: current and future economic conditions, net realizable sale prices, production rates and production costs and can either be increased or decreased where, in the view of management, such change is warranted.

In determining whether it is probable that a deferred tax asset will be realized, management reviews the timing of expected reversals of taxable temporary differences, the estimates of future taxable income and prudent and feasible tax planning that could be implemented. Significant judgment may be involved in determining the timing of expected reversals of temporary differences.

Arrangements containing a lease

The Company determined that certain property, plant and equipment are subject to finance lease arrangements. The Company applies judgment in interpreting these arrangements such as determining which asset(s) are specified in an arrangement; determining whether a right to use a specified asset has been conveyed; and if relative fair value, or another estimation technique, to separate lease payments from payments for other goods or services should be used. The Company also uses judgment in applying accounting guidance to determine whether these leases are operating or finance leases.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

5. RECENT ACCOUNTING PRONOUNCEMENTS

Adoption of new and amended accounting pronouncements
IFRS 7 - Financial instruments: disclosures

IFRS 7, “Financial instruments: disclosure” (IFRS 7) was amended by the IASB in December 2011. The amendments contain new disclosure requirements for financial assets and financial liabilities that are offset in the statement of financial position or subject to master netting arrangements or similar agreements. These disclosure requirements enable users of the financial statements to better compare financial statements prepared in accordance with IFRS and US GAAP. The Company adopted the amended standards effective January 1, 2013. The amendments did not have a significant impact on the Company’s combined consolidated financial statements.
IFRS 10 - Consolidated financial statements

IFRS 10, “Consolidated financial statements” (IFRS 10) replaced SIC 12, “Consolidation - Special purpose entities” and parts of IAS 27, “Consolidated and separate financial statements”. IFRS 10 establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities. This standard (i) requires an entity that controls one or more other entities to present consolidated financial statements; (ii) defines the principle of control and establishes control as the basis for consolidation; (iii) sets out how to apply the principle of control to identify whether an investor controls an investee and therefore must consolidate the investee; and (iv) sets out the accounting requirements for the preparation of consolidated financial statements. The Company adopted the standard effective January 1, 2013. The standard did not have a significant impact on the Company’s combined consolidated financial statements.
IFRS 11 - Joint arrangements

IFRS 11, “Joint arrangements” (IFRS 11) supersedes IAS 31, “Interest in joint ventures” and SIC 13, “Jointly controlled entities - non-monetary contributions by venturers”. IFRS 11 requires joint arrangements to be classified as either joint operations or joint ventures. The structure of the joint arrangement is no longer the most significant factor when classifying the joint arrangement as either a joint operation or a joint venture. The standard removed the option to account for joint ventures using proportionate consolidation and requires equity accounting. The Company adopted the standard

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013 effective January 1, 2013. The standard did not have a significant impact on the Company’s combined consolidated financial statements.
IFRS 12 - Disclosure of interests in other entities

IFRS 12, “Disclosure of interests in other entities” (IFRS 12) requires enhanced disclosure of information about involvement with consolidated and unconsolidated entities, including structured entities commonly referred to as special purpose vehicles or variable interest entities. The Company adopted the standard effective January 1, 2013 and has included these enhanced disclosures within the Company’s combined consolidated financial statements.
IFRS 13 - Fair value measurement

IFRS 13, “Fair value measurement” (IFRS 13) clarifies the definition of fair value, requires disclosures for fair value measurement, and sets out a single framework for measuring fair value. IFRS 13 provides guidance on fair value in a single standard, replacing the existing guidance on measuring and disclosing fair value which is dispersed among several standards. The Company adopted the standard effective January 1, 2013. The adoption did not have a significant impact on the Company’s combined consolidated financial statements.
IAS 1 - Presentation of financial statements

An amendment to IAS 1, “Presentation of financial statements” (IAS 1) requires separate presentation for items of other comprehensive income that would be reclassified to profit or loss in the future if certain conditions are met, from those that would never be reclassified to profit or loss. The Company adopted the standard effective January 1, 2013. The amendments did not have a significant impact on the Company’s combined consolidated financial statements.
IAS 27 - Separate financial statements

IAS 27, “Separate financial statements” (IAS 27) prescribes the accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when an entity prepares separate financial statements. Consolidation guidance is now included in IFRS 10. The Company has determined that this standard is not applicable to the combined consolidated financial statements.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

IAS 28 - Investments in associates and joint ventures

IAS 28, “Investments in associates and joint ventures” (IAS 28) continues to prescribe the accounting for investments in associates but is now the only source of guidance describing the application of the equity method. The amended IAS 28 applies to all entities that have an ownership interest with joint control of, or significant influence over, an investee. The Company adopted the standard effective January 1, 2013. The adoption did not have a significant impact on the Company’s combined consolidated financial statements.
IFRIC 20 - Stripping costs in the production phase of a surface mine

IFRIC 20, “Stripping costs in the production phase of a surface mine” (IFRIC 20) requires stripping costs incurred during the production phase of a surface mine to be capitalized as part of an asset, if certain criteria are met, and depreciated on a units-of-production basis unless another method is more appropriate. The Company adopted the standard effective January 1, 2013. The adoption did not have a significant impact on the Company’s combined consolidated financial statements.
Accounting pronouncements issued but not yet effective
IFRS 9 - Financial instruments

IFRS 9, “Financial instruments” (IFRS 9) was issued by the IASB in November 2009 and will replace IAS 39, “Financial Instruments: Recognition and Measurement” (IAS 39). IFRS 9 replaces the multiple rules in IAS 39 with a single approach to determine whether a financial asset is measured at amortized cost or fair value and a new mixed measurement model for debt instruments having only two categories: amortized cost and fair value. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. This standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39.

In December 2011, the IASB issued amendments to IFRS 9 that defer the mandatory effective date to annual periods beginning on or after January 1, 2015. The amendments also provide relief from the requirement to restate comparative financial statements for the effect of applying IFRS 9 which was originally limited to companies that chose to apply IFRS 9 prior to 2012. Alternatively, additional transition disclosures will be required to help investors understand the effect that the initial application of IFRS 9 has on the classification and measurement of financial instruments. The Company is currently

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013 evaluating the impact of this standard and amendments on its combined consolidated financial statements.
IFRS 10 - Consolidated Financial Statements

IFRS 10, “Consolidated Financial Statements” (IFRS 10) was amended by the IASB in October 2012. The amendments introduce an exception for investment entities to the principle that all subsidiaries are consolidated. The amendments define an investment entity and require an investment entity to measure subsidiaries at fair value through profit or loss in accordance with IFRS 9, “Financial Instruments” or IAS 39, “Financial Instruments: Recognition and Measurement”. The amendments to IFRS 10 are effective for annual periods beginning on or after January 1, 2014. The adoption of this standard is not expected to have a significant impact on the Company’s combined consolidated financial statements.
IFRS 12 - Disclosure of Interests in Other entities

IFRS 12, “Disclosure of interests in other entities” (IFRS 12) was amended by the IASB in October 2012. The amendments add disclosure requirements for investment entities as defined in IFRS 10, “Consolidated Financial Statements”. The amendments to IFRS 12 are effective for annual periods beginning on or after January 1, 2014. The adoption of this standard is not expected to have a significant impact on the Company’s combined consolidated financial statements.
IAS 27 - Separate Financial statements

IAS 27, “Separate Financial Statements” (IAS 27) was amended by the IASB in October 2012. The amendments require an investment entity to measure its investments in subsidiaries at fair value through profit or loss when it presents separate financial statements. The amendments to IAS 27 are effective for annual periods beginning on or after January 1, 2014. The Company determined that this standard is not applicable to the Company’s combined consolidated financial statements.
IAS 32 - Financial instruments: presentation

IAS 32, “Financial instruments: presentation” (IAS 32) was amended by the IASB in December 2011. The amendment clarifies that an entity has a legally enforceable right to offset financial assets and

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013 financial liabilities if that right is not contingent on a future event and it is enforceable both in the normal course of business and in the event of default, insolvency or bankruptcy of the entity and all counterparties. The amendments to IAS 32 are effective for annual periods beginning on or after January 1, 2014. The Company is currently evaluating the impact of the amendments on its financial statements.
IAS 36 - Impairment of Assets

IAS 36, “Impairment of Assets” (IAS 36) was amended by the IASB in May 2013. The amendments require the disclosure of the recoverable amount of impaired assets when an impairment loss has been recognised or reversed during the period and additional disclosures about the measurement of the recoverable amount of impaired assets when the recoverable amount is based on fair value less costs of disposal, including the discount rate when a present value technique is used to measure the recoverable amount. The amendments to IAS 36 are effective for annual periods beginning on or after January 1, 2014. The adoption of this standard is not expected to have a significant impact on the Company’s combined consolidated financial statements.
IAS 39 - Financial Instruments: Recognition and Measurement

IAS 39, “Financial Instruments: Recognition and Measurement” (IAS 39) was amended by the IASB in June 2013. The amendments clarify that novation of a hedging derivative to a clearing counterparty as a consequence of laws or regulations or the introduction of laws or regulations does not terminate hedge accounting. The amendments to IAS 39 are effective for annual periods beginning on or after January 1, 2014. The adoption of this standard is not expected to have a significant impact on the Company’s combined consolidated financial statements.
IFRIC 21- Levies

IFRIC 21, “Levies” (IFRIC 21) was amended by the IASB in June 2013. IFRIC 21provides guidance on the accounting for levies within the scope of IAS 37, “Provisions, Contingent Liabilities and Contingent Assets”. The main features of IFRIC 21are: (i) the obligating event that gives rise to a liability to pay a levy is the activity that triggers the payment of the levy, as identified by the legislation, and (ii) the liability to pay a levy is recognized progressively if the obligating event occurs over a period of time. IFRIC 21 is effective for annual periods beginning on or after January 1, 2014. The adoption of this

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013 interpretation is not expected to have a significant impact on the Company’s combined consolidated financial statements.

6. LOANS RECEIVABLE

Canadian $ thousands,	December 31, 2013	December 31, 2012

Loans receivable	$18,514	$19,846
Current portion	(3,244)	(3,846)
	$15,270	$16,000

Loans receivable relate to reimbursable costs from a domestic customer for de-recognized assets at a 50% owned mine. Loan payments consist of blended monthly payments of principal and interest amortized over the assets useful lives which range from 2014 to 2029. The interest rate inherent in the loan varies annually and, for the year ended December 31, 2013, was determined to be 7.76% (2012 - 8.27%).

7. OTHER ASSETS

Canadian $ thousands,	December 31, 2013	December 31, 2012

Deferred reclamation recoveries (a)	$7,061	$9,007
Deferred financing charges (b)	1,610	2,361
Long-term tax receivable (c)	—	626
Pension recoveries (d)	4,629	5,344
Port reservation fee (e)	1,260	—
Other	—	136
	14,560	17,474
Current portion	(2,764)	(814)
	$11,796	$16,660

(a)	Deferred reclamation recoveries relate to a recovery of environmental rehabilitation costs from a domestic customer at two mine sites.

(b)
Deferred financing charges relate the credit facility described in Note 13. They are amortized using the effective interest method over the term of the credit agreement and will be fully amortized upon extinguishment of the facility.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

(c)	Long-term tax receivable relates to a Canadian large corporation tax refund.

(d)	Pension recoveries relate to a recovery from a domestic customer of employer contributions to a defined benefit plan at a 50% owned mine.

(e)	Reservation fee relates to port space at an export terminal.

8. FINANCE LEASE RECEIVABLES

Canadian $ thousands,	December 31, 2013			December 31, 2012
	Future minimum lease payments	Interest	Present value of minimum lease payments	Future minimum lease payments	Interest	Present value of minimum lease payments

Less than one year	$27,644	$11,793	$15,851	$32,480	$7,485	$24,995
Between one and five years	101,181	34,537	66,644	104,458	21,980	82,478
More than five years	112,240	19,836	92,404	122,085	17,277	104,808
Impairment (a)	—	—	(42,444)	—	—	—
	$241,065	$66,166	$132,455	$259,023	$46,742	$212,281

(a)
Due to weak thermal export prices in 2013 and expected weak prices in the future, the Company recorded a $42,444 (2012 - nil, 2011 - nil) impairment charge to reduce the carrying amount of finance lease receivables to their recoverable amount (Note 27).

Finance lease receivables relate to arrangements that contain leases. Lease payments consist of blended monthly payments of principal and interest. The interest rates implicit in the leases range from 6.00% to 7.76% for the year ended December 31, 2013 (2012 - 5.38% to 8.27%). The Company has both fixed and variable rate leasing arrangements.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

9. INVENTORIES

Canadian $ thousands,	December 31, 2013	December 31, 2012

Uncovered coal	$10,832	$8,282
Finished product	79,628	76,878
	90,460	85,160
Spare parts and operating materials	59,281	56,556
	$149,741	$141,716

For the year ended December 31, 2013, the cost of inventories recognized as an expense and included in cost of sales was $649,903 (2012 - $655,026, 2011 - $685,510). Depreciation and amortization included in inventories at December 31, 2013 totaled $8,111 (2012 - $6,264, 2011 - $4,518). For the year ended December 31, 2013, the Company recorded a lower-of-cost-and-net-realizable-value impairment for clean coal inventory at Obed Mountain mine of $3,275 (2012 - $6,866, 2011 - nil), which is included in cost of sales.

10. RELATED PARTY TRANSACTIONS

Related party loans

Canadian $ thousands,	December 31, 2013	December 31, 2012

Subordinated note (a)	$377,094	$377,094
Promissory note (b)	325,000	325,000
Loan payable (c)	30,000	30,000

	$732,094	$732,094

a)	Relates to the Sherritt subordinated loan to PMRL bearing interest at an annual rate of interest of 8.15%. The note is unsecured and due on June 27, 2026.

b)	Relates to a promissory note payable to Sherritt from CVRI bearing interest at an annual rate of interest of 9.00%. The note is unsecured and due on March 30, 2022.

c)	Relates to a loan payable to Sherritt from CVRI bearing an annual rate of interest of 6.00%. The loan is unsecured and is due on June 30, 2017.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

All related party loans have been presented as current liabilities because the Company will be required to repay these balances in connection with the arrangement agreement between Sherritt and Westmoreland Coal Company (Note 18).

Loan interest expense

Canadian $ thousands, for the year ended December 31	2013	2012	2011

Sherritt (a)	$30,733	$42,644	$59,992
Sherritt (b)	29,250	17,342	—
Sherritt (c)	$1,804	$1,851	$1,926

a)	Relates to interest expense paid on the subordinated loan described above.

b)	Relates to interest on promissory note described above.

c)	Relates to interest expense paid on the loan payable described above.

Management and administrative services

Canadian $ thousands, for the year ended December 31	2013	2012	2011

Sherritt and other related parties	$14,933	$20,130	$14,276

The Company, Sherritt and other related parties in the Sherritt group are involved in management and administrative services agreements (“MSAs”) effective June 1, 2006 for a period of ten years, subject to early termination under certain conditions. Pursuant to the MSAs, Sherritt agrees to provide or arrange for provision of management, administrative and support services, including the reimbursement of third-party expenditures incurred related to these services, to the Company, at amounts which are determined and agreed to by the related parties. As part of the same MSAs, the Company charges other related parties in the Sherritt group for provision of management, administrative and support services, including the reimbursement of third-party expenditures incurred related to these services, at cost. These transactions are in the normal course of operations.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

As described in Note 24, PMRL holds a 50% direct interest in the Bienfait Activated Carbon Joint Venture from which it earns operator service fees. For the year ended December 31, 2013 operator service fees were $7,492 (2012 - $6,825, 2011 - $5,654).

Due from related parties

Canadian $ thousands,	December 31, 2013	December 31, 2012

Sherritt and other related parties (a)	$209	$242

a)
Relates to payments made or received on behalf of entities owned by Sherritt for the provision of shared services described within this note. The amounts are non-interest bearing, due on demand and unsecured.

Due to related parties

Canadian $ thousands,	December 31, 2013	December 31, 2012

Sherritt and other related parties (a)	$293	$364

a)
Relates to payments made or received on behalf of entities owned by Sherritt for the provision of shared services described within this note. The amounts are non-interest bearing, due on demand and unsecured.

Key Management Personnel

The executive management and Board of Directors of Sherritt are considered to be the key management personnel of the Company having the authority and responsibility for planning, directing and controlling the activities of the Company. The key management personnel are not employees of the Company, rather these services are provided to the Company in accordance with the MSAs between Sherritt and the Company, the cost of which is included in the total management and administrative services as described above and totaled $12,834 (2012 - $13,460, 2011 - $9,998) for the year ended December 31, 2013.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

11. PROPERTY, PLANT AND EQUIPMENT

Canadian $ thousands,			2013
	Mining properties	Plant, equipment and land	Total

Cost
Balance, beginning of the year	$518,795	$874,351	$1,393,146
Additions	20,945	64,272	85,217
Capitalized closure costs	23,435	(3,973)	19,462
Disposals	(690)	(19,227)	(19,917)
Transfers and movements	—	2,174	2,174
Balance, end of the year	562,485	917,597	1,480,082

Depreciation and impairment losses
Balance, beginning of the year	425,901	515,709	941,610
Additions	34,690	61,464	96,154
Disposals	(650)	(14,167)	(14,817)
Transfers and movements	—	2,092	2,092
Impairment (a)	24,886	85,544	110,430
Balance, end of the year	484,827	650,642	1,135,469
Net book value	$77,658	$266,955	$344,613

Canadian $ thousands,			2012
	Mining properties	Plant, equipment and land	Total

Cost
Balance, beginning of the year	$459,765	$802,545	$1,262,310
Additions	19,430	96,263	115,693
Capitalized closure costs	41,949	(147)	41,802
Disposals	(2,349)	(24,310)	(26,659)
Balance, end of the year	518,795	874,351	1,393,146

Depreciation and impairment losses
Balance, beginning of the year	375,076	483,176	858,252
Additions	53,023	55,577	108,600
Disposals	(2,198)	(23,044)	(25,242)
Balance, end of the year	425,901	515,709	941,610
Net book value	$92,894	$358,642	$451,536

(a)
Due to weak thermal export prices in 2013 and expected weak prices in the future, the Company recorded a $110,430 (2012 - nil, 2011 - nil) impairment charge to reduce the carrying amount of property, plant and equipment to its recoverable amount (Note 27).

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Assets under finance lease included in above

Canadian $ thousands,	December 31, 2013	December 31, 2012

Mobile mining equipment	$144,606	$142,842

12. INTANGIBLE ASSETS

Canadian $ thousands,			2013
	Royalty agreements	Mining contracts	Total

Cost
Balance, beginning of the year	$479,000	$236,000	$715,000
Balance, end of the year	479,000	236,000	715,000

Amortization and impairment losses
Balance, beginning of the year	50,843	34,713	85,556
Amortization for the year	10,892	7,017	17,909
Impairment (a)	—	51,279	51,279
Balance, end of the year	61,735	93,009	154,744
Net book value	$417,265	$142,991	$560,256

Remaining amortization period
Weighted-average number of years, as at December 31, 2013	38.9	31.9

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Canadian $ thousands,			2012
	Royalty agreements	Mining contracts	Total

Cost
Balance, beginning of the year	$479,000	$236,000	$715,000
Balance, end of the year	479,000	236,000	715,000

Amortization and impairment losses
Balance, beginning of the year	39,946	27,101	67,047
Amortization for the year	10,897	7,612	18,509
Balance, end of the year	50,843	34,713	85,556
Net book value	$428,157	$201,287	$629,444

Remaining amortization period
Weighted-average number of years, as at December 31, 2012	39.9	32.9

(a)
Due to weak thermal export prices in 2013 and expected weak prices in the future, the Company recorded a $45,821 (2012 - nil, 2011 - nil) impairment charge to reduce the carrying amount of intangibles to their recoverable amount (Note 27). As part of the Highvale mining contract termination described in Note 17, for the year ended December 31, 2013, the Company also recorded a $5,458 (2012 - nil, 2011 - nil) impairment charge related to the Highvale mining contract and customer relationship intangible assets.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

13. LOANS AND BORROWINGS

Canadian $ thousands,	December 31, 2013	December 31, 2012

Credit facility agreement	$299,657	$42,955

	299,657	42,955
Current portion	(299,657)	—
	$—	$42,955

On June 26, 2012 PMRL and CVRI entered into a combined revolving credit facility as joint borrowers with a syndicate of Canadian banks. The credit facility consists of two components: a $350 million revolving credit facility (the “Revolver”) and a $175 million letter of credit facility (the “LC Facility”). The Revolver is for general corporate purposes with funding available through Canadian or U.S. dollars. The LC Facility is available through Canadian, U.S., Euro or other currencies. There are no set terms of repayment until the agreement expires on June 26, 2016. The interest rates payable on advances under the facility are based on lending rates plus applicable margin varying on PMRL’s and CVRI’s combined ratio of total debt to earnings before interest, taxes, depreciation and amortization. This rate as at December 31, 2013 was 2.98% (2012 - 2.75%). The interest rates payable on the LC Facility are two thirds the banker’s acceptances stamping fee equivalent, plus the same varying margin discussed above. This rate as at December 31, 2013 was 1.41% (2012 - 1.83%). The credit facility is secured by common shares of PMRL and CVRI.

The credit facility has been presented as a current liability because the Company will be required to repay it in connection with the arrangement agreement between Sherritt and Westmoreland Coal Company. Refer to Note 18.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

14. OTHER LIABILITIES

Canadian $ thousands,	December 31, 2013	December 31, 2012

Finance lease obligations	$142,232	$155,069
Other equipment financing arrangements	5,415	7,719
Stock-based compensation	1,598	1,837
Pension liability	2,968	48,581
Deferred revenue	2,665	631
	154,878	213,837
Current portion	(44,673)	(48,614)
	$110,205	$165,223

Finance lease obligations

Canadian $ thousands,	December 31, 2013			December 31, 2012
	Future minimum lease payments	Interest	Present value of minimum lease payments	Future minimum lease payments	Interest	Present value of minimum lease payments

Less than one year	$45,486	$5,916	$39,570	$51,805	$7,052	$44,753
Between one and five years	109,772	7,110	102,662	119,653	9,337	110,316
	$155,258	$13,026	$142,232	$171,458	$16,389	$155,069

Finance lease obligations of $142,232 bear interest at rates ranging from 3.95% to 7.70% (2012 - 0.90% to 7.70%) having a weighted-average interest rate of 4.86% (2012 - 5.46%). These finance lease obligations mature between 2014 and 2018 and are repayable by blended monthly payments of interest and principal.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Other equipment financing arrangements

Canadian $ thousands,	December 31, 2013	December 31, 2012
	Present value of minimum lease payments	Present value of minimum lease payments

Less than one year	$1,718	$2,363
Between one and five years	3,697	5,356
	$5,415	$7,719

Other equipment financing arrangements of $5,415 bear interest at rates ranging from 3.95% to 6.10% (2012 - 5.30% to 6.31%) having a weighted-average interest rate of 5.17% (2012 - 6.14%). These other equipment financing arrangements mature between 2014 and 2018 and are repayable by blended monthly payments of interest and principal.

Pension liability

PMRL sponsors defined benefit and defined contribution pension arrangements covering substantially all employees. The following tables summarize the significant actuarial assumptions used to calculate the pension expense and obligations under the defined benefit pension plans:

As at December 31	2013	2012

Plan assets
Expected long-term rate of return on plan assets	4.7%	4%

Accrued benefit obligation
Discount rate on pension obligations	4.7%	4%
Average remaining service period of active employees	4-9 years	5-14 years

Benefit costs
Inflation rate	2.5%	2.5%
Discount rate on benefit costs	4.7%	4.6%
Rate of compensation increases	3.5%	3.5%

Approximate asset allocations, by asset category, of PMRL’s defined benefit pension plans were as follows:

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

As at December 31	2013	2012

Equity securities	65%	58%
Debt securities	33%	41%
Cash	2%	1%
	100%	100%

Actuarial reports and updates are prepared by independent actuaries for funding and accounting purposes. Net pension plan expense relating to defined contribution plans, included in cost of sales in the combined consolidated statement of loss and comprehensive loss, was as follows:

Canadian $ thousands, for the year ended December 31	2013	2012	2011

Defined contribution plan current service cost	$10,493	$11,002	$10,151

Net pension plan expense relating to defined benefit plans was as follows:

Canadian $ thousands, for the year ended December 31	2013	2012	2011

Current service cost	$1,449	$5,919	$4,182
Net interest cost	409	527	567
Expected return on plan assets	—	—	—
Other adjustments	—	1,455	(534)
Settlement/curtailment gain	(39,326)	—	—
Total defined benefit plan (recovery) expense	$(37,468)	$7,901	$4,215

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Amounts recognized in the combined consolidated statement of financial position are as follows:

Canadian $ thousands, as at December 31	2013	2012

Accrued benefit obligations
Balance, beginning of year	$152,607	$134,849
Current service cost	2,607	5,919
Benefits paid	(3,671)	(7,370)
Interest cost	1,886	6,306
Actuarial (gains) losses	(856)	12,903
Acquisitions, settlements and curtailments	(111,647)	—
Balance, end of year	40,926	152,607

Plan assets
Fair value, beginning of year	104,026	89,653
Employers' contributions	3,365	12,946
Benefits paid	(3,382)	(7,370)
Interest on assets	1,477	4,310
Administrative cost	(27)	(58)
Actuarial gains	4,418	4,545
Acquisitions, settlements and curtailments	(71,915)	—
Fair value, end of year	37,962	104,026
Impact of asset ceiling	4	—
Net accrued pension liability	$2,968	$48,581

Total cash payments for the year ended December 31, 2013 in respect of the Company’s defined benefit and defined contribution pension plans consisting of cash payments made by the Company directly to employees, their beneficiaries or estates, payments to the plans, and payments to a third-party service provider on behalf of the employees were $14,045 (2012 - $19,720, 2011 - $13,751).

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

15. PROVISIONS

Environmental rehabilitation obligations

The following is a reconciliation of the environmental rehabilitation provision:

Canadian $ thousands, for the year ended December 31	2013	2012	2011

Balance, beginning of the year	$174,706	$154,377	$136,447
Additions	34,246	41,802	41,237
Change in estimates	(13,022)	(2,616)	(7,342)
Settled during the year	(17,530)	(21,157)	(19,011)
Accretion	2,607	2,300	3,046
Balance, end of the year	181,007	174,706	154,377
Current portion	(35,026)	(31,728)	(31,876)
	$145,981	$142,978	$122,501

Guarantees

In conjunction with the disposition of the metallurgical coal assets in 2003 (the “Fording Arrangement”), PMRL retained certain liabilities in respect of the metallurgical coal assets. These included:

(i)
Employment liabilities for former employees arising from operations prior to the transfer and severance obligations for other former employees not hired by the purchaser, for which no liability has been recorded.

(ii)
General indemnities were given for negligence and claims arising prior to the transfer. In addition, indemnities were provided to the purchaser and a joint venture partner in respect of a transfer of a portion of the metallurgical coal assets between entities controlled by PMRL immediately preceding the closing of the Fording Arrangement. The indemnities extend for an unlimited period of time. No amounts have been accrued with respect to these indemnities.

An environmental indemnity was included as part of the asset sales agreement when PMRL sold the Specialty Products division in September 2003. PMRL, as the vendor, has indemnified the purchaser of and from any and all damages, losses, obligations and liabilities which may be suffered or incurred as a

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013 result of any environmental contamination or condition that existed prior to the closing date of the sale. This indemnity exists regardless of whether the condition is known to the parties at the time of agreement or not. An environmental site assessment was completed prior to the sale to provide a base line of environmental conditions in order to provide some clarity and support for the indemnity. No significant environmental liabilities were identified in this site assessment. No amounts have been accrued with respect to these indemnities.

Contingencies

The Company is contingently liable by way of the letters of credit issued. The Company has issued $143,552 (2012 - $138,031) in letters of credit providing reclamation security and an additional $15,575 (2012 -$18,806) in other letters of credit.

The Company has been subject to reassessments of income tax for past years. Certain amounts have been accrued for these assessments and are considered appropriate. The Company does not believe that unfavorable decisions in any pending procedure, or the threat of procedures related to any future assessment or any amount it might be required to pay will have a material impact on the financial condition of the Company.

16. INCOME TAXES

Income tax expense is comprised of the following:

Canadian $ thousands, for the year ended December 31	2013	2012	2011

Current tax (recovery) expense	$(341)	$(5,632)	$9,769

Deferred tax expense
Origination and reversal of temporary differences	(59,225)	5,463	5,234
Change in tax rate	498	2,630	(301)
Derecognition (recognition) of tax assets	31,918	(738)	(726)
Deferred tax (recovery) expense	(26,809)	7,355	4,207
Income tax (recovery) expense	$(27,150)	$1,723	$13,976

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

The following table reconciles income taxes calculated at a combined consolidated Canadian federal/provincial income tax rate with the income tax expense in the combined consolidated financial statements:

Canadian $ thousands, for the year ended December 31	2013	2012	2011

(Loss) Income before tax	$(228,080)	$(3,516)	$54,990

Income tax (recovery) expense at the combined basic rate of 26.05% (2012 - 25.71%, 2011 - 27.26%)	(59,415)	(904)	14,990
Increase (decrease) in taxes resulting from:
Non-deductible/(non-taxable) losses and write-downs/(income)	112	166	246
Increase (reduction) in deferred income tax rates	498	2,929	(550)
Derecognition (recognition) of tax assets	31,918	(229)	(726)
Other items	(262)	(239)	16
Income tax (recovery) expense	$(27,150)	$1,723	$13,976

Deferred tax assets (liabilities) relate to the following temporary differences and loss carry forwards:

Canadian $ thousands, for the year ended December 31, 2013	Opening balance	Recognized in net earnings	Recognized in other comprehensive income	Closing balance

Deferred tax assets
Tax loss carryforwards	$47,618	$(20,480)	$—	$27,138
Environmental rehabilitation obligations	44,469	(11,305)	—	33,164
Finance lease obligations	39,875	(3,483)	—	36,392
Pension and other benefit plans and reserves	12,528	(10,849)	(916)	763
Other items	363	4,865	—	5,228
Deferred tax assets	144,853	(41,252)	(916)	102,685

Deferred tax liabilities
Property, plant and equipment	(226,800)	55,386	—	(171,414)
Deferred financing costs	(23)	37	—	14
Other items	(9,395)	2,069	(148)	(7,474)
Finance lease receivables	(53,367)	10,569	—	(42,798)
Deferred tax liabilities	(289,585)	68,061	(148)	(221,672)
Net deferred tax liabilities	$(144,732)	$26,809	$(1,064)	$(118,987)

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Canadian $ thousands, for the year ended December 31, 2012	Opening balance	Recognized in net earnings	Recognized in other comprehensive income	Closing balance

Deferred tax assets
Tax loss carryforwards	$57,887	$(10,269)	$—	$47,618
Environmental rehabilitation obligations	39,147	5,322	—	44,469
Finance lease obligations	35,627	4,248	—	39,875
Pension and other benefit plans and reserves	11,625	(950)	1,853	12,528
Other items	349	14	—	363
Deferred tax assets	144,635	(1,635)	1,853	144,853

Deferred tax liabilities
Property, plant and equipment	(216,753)	(10,047)	—	(226,800)
Deferred financing costs	—	(23)	—	(23)
Other items	(9,849)	454	—	(9,395)
Finance lease receivables	(57,263)	3,896	—	(53,367)
Deferred tax liabilities	(283,865)	(5,720)	—	(289,585)
Net deferred tax liabilities	$(139,230)	$(7,355)	$1,853	$(144,732)

Canadian $ thousands, for the year ended December 31, 2011	Opening balance	Recognized in net earnings	Recognized in other comprehensive income	Closing balance

Deferred tax assets
Tax loss carryforwards	$45,692	$12,195	$—	$57,887
Environmental rehabilitation obligations	35,358	3,789	—	39,147
Finance lease obligations	27,144	8,483	—	35,627
Pension and other benefit plans and reserves	5,075	(407)	6,957	11,625
MAV note impairment	304	(304)	—	—
Other items	348	1	—	349
Deferred tax assets	113,921	23,757	6,957	144,635

Deferred tax liabilities
Property, plant and equipment	(183,506)	(33,247)	—	(216,753)
Deferred financing costs	(40)	40	—	—
Other items	(9,821)	359	(387)	(9,849)
Finance lease receivables	(62,147)	4,884	—	(57,263)
Deferred tax liabilities	(255,514)	(27,964)	(387)	(283,865)
Net deferred tax liabilities	$(141,593)	$(4,207)	$6,570	$(139,230)

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Deferred income taxes are classified on the combined consolidated statement of financial position as follows:

Canadian $ thousands,	December 31, 2013	December 31, 2012

Deferred income tax assets	$—	$3,687
Deferred income tax liabilities	(118,987)	(148,419)
	$(118,987)	$(144,732)

As at December 31, 2013, the Company had non-capital losses of $98.363 that can be used to reduce future taxable income.

The non-capital losses expire as follows:

Canadian $ thousands, for the year ended December 31, 2013	Recognized losses

Expiration date
2025	$17,816
2029	32,759
2030	47,788
$98,363

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

17. GAIN ON TERMINATION OF CONTRACT

On January 10, 2013, the Company and its Highvale mine contract customer agreed to transfer operations to the customer who owns the mine and terminate the mining contract.  On January 17, 2013, the customer assumed responsibility for direct mining activities with a transition process which was completed over the following six months.

As part of the transition agreement, the customer assumed all of the Company’s assets and liabilities associated with operating the Highvale mine. The Company earned $4,153 in net earnings from the customer during fiscal 2013 as operations were transferred during the notice period. For the year ended December 31, 2012 the mining contract contributed $6,460 to the Company’s earnings. The Company also received $13,418 in cash from the customer upon transfer of mobile equipment at net book value following payment of the associated finance lease obligation. No accounting gain or loss resulted from this net tangible asset transfer.

Amounts included in the combined consolidated statement of financial position relating to the Highvale mine are as follows:

	December 31,	December 31,
Canadian $ thousands, as at	2013	2012

Accounts receivable	$—	$3,466
Finance lease receivables	—	25,870
Intangible assets	—	17,316
Total assets	—	46,652

Trade accounts payable and accrued charges	—	1,030
Finance lease liabilities	—	13,951
Other non-financial liabilities	—	40,346
Total liabilities	—	55,327
Total net liabilities	$—	$(8,675)

As a result of this event, a non-cash write-off of $5,458 (Note 12) was recognized in January 2013 related to the Highvale mining contract and customer relationship intangible assets. Additionally, in January 2013 a $39,326 non-cash gain was recognized upon transfer of the hourly employee defined benefit pension liability to the customer. Measurement of this gain was based on the actuarial valuation of the plan at the time of transfer. As a result of the above, management recorded a net gain on the transfer of operations of $33,868.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

18. SALE OF COAL ASSETS

On December 24, 2013, Sherritt announced its divestiture of the coal business for total consideration of $946 million. The transaction was completed on April 28, 2014. Altius Minerals Corp. acquired Sherritt’s entire royalty portfolio and its interest in coal development assets for cash consideration of $481 million. Westmoreland Coal Company acquired Sherritt’s operating coal assets for total consideration of $465 million, comprised of $312 million in cash and assumption of finance leases of $153 million. Sherritt has indemnified Westmoreland Coal Company for all costs incurred by the Company associated with the October 31, 2013 incident at the Obed Mountain mine.

The transaction required that all loans and borrowings and related party loans must be repaid upon closing of the purchase by Westmoreland Coal Company. These liabilities have been presented as current liabilities on the combined consolidated statement of financial position. The provision for costs associated with the October 31, 2013 incident at the Obed Mountain mine are consistent with the Cooperation Agreement between Westmoreland Coal Company and Sherritt.

19. COMMON SHARES

Prairie Mines & Royalty Ltd.

Authorized

PMRL is authorized to issue an unlimited number of common, special and extraordinary shares. Preferred shares rank senior to all other share classes with respect to the payment of dividends. Except in the case of voting where each common share is entitled to a single vote and payment of dividends, all share classes carry the same rights, privileges and entitlements. Neither the common, special nor extraordinary shares can be designated, reclassified or changed without the approval of holders of the other share classes. In the event of termination or wind-up, all share classes would be entitled to receive PMRL’s remaining property in proportion to their share interests, after distribution of any unpaid cumulative dividends on preferred shares.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Issued

Canadian $ thousands, for the year ended December 31	2013		2012		2011

	Shares	Amount	Shares	Amount	Shares	Amount

Common shares, beginning of year	49,167,000	$670,392	46,600,000	$619,052	46,600,000	$619,052
Issuance of common shares (a)	—	—	2,567,000	51,340	—	0

Common shares, end of year	49,167,000	$670,392	49,167,000	$670,392	46,600,000	$619,052

a)	During the year ended December 31, 2013, PMRL issued nil (2012 - 2,567,000, 2011 - nil) common shares to Sherritt for proceeds of nil (2012 - $51,340, 2011 - nil).

Coal Valley Resources Inc.

Authorized

CVRI is authorized to issue an unlimited number of common shares. Each share represents an equal undivided beneficial interest in any earnings from CVRI and in its net assets in the event of termination or wind-up. All shares are of the same class with equal rights and privileges. Shares may be issues for consideration payable in installments with such units being held as security for unpaid installments.

Issued

Canadian $ thousands, for the year ended December 31	2013		2012		2011

	Shares	Amount	Shares	Amount	Shares	Amount

Common shares, beginning and end of year	38,067,746	$38,068	38,067,746	$38,068	38,067,746	$38,068

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

20. SEGMENTED INFORMATION

The Company operates 7 owned mines, a contract mine, a 50% owned mine that produce coal, two processing plants that produce char and activated carbon and two inactive sites that are in various stages of reclamation. PMRL coal production is sold to domestic utility customers. CVRI coal production is sold to foreign utility customers and an international commodity trader. Char and activated carbon production is sold to customers in the United States. PMRL also holds a portfolio of coal and potash mineral rights from which it earns royalty revenue.

For purposes of these combined consolidated financial statements, the Company has three distinct business segments that qualify as reporting segments: Prairie Mining Operations, Mountain Mining Operations and Royalties. Prairie Mining Operations includes all results of PMRL, except Royalties. Mountain Operations includes all results of CVRI.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Canadian $ thousands, for the year ended December 31				2013
	Prairie Mining	Mountain Mining	Royalties	Total

Revenue	$398,782	$287,323	$50,119	$736,224
Cost of sales	357,241	344,167	12,055	713,463
Gross profit (loss)	41,541	(56,844)	38,064	22,761
Administrative expenses	11,841	7,552	500	19,893
Gain on contract termination	(33,868)	—	—	(33,868)
Impairment loss	149,021	49,674	—	198,695
Operating (loss) profit	(85,453)	(114,070)	37,564	(161,959)
Financing income	(14,085)	—	(34)	(14,119)
Financing expense	40,674	39,566	—	80,240
Net finance expense (income)	26,589	39,566	(34)	66,121
(Loss) earnings before tax	(112,042)	(153,636)	37,598	(228,080)
Income tax (recovery) expense	(39,898)	3,331	9,417	(27,150)
Net (loss) earnings	$(72,144)	$(156,967)	$28,181	$(200,930)

Supplemental information
Depreciation and amortization	$58,836	$42,487	$10,894	$112,217
Property, plant and equipment expenditures	22,801	20,945	—	43,746
Impairment loss (Note 27)	149,022	49,673	—	198,695

Canadian $ thousands, as at December 31, 2013
Non-current assets	436,307	196,577	417,265	1,050,149
Total assets	$855,214	$269,349	$422,522	$1,547,085

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Canadian $ thousands, for the year ended December 31				2012
	Prairie Mining	Mountain Mining	Royalties	Total

Revenue	$568,934	$351,900	$53,545	$974,379
Cost of sales	519,596	364,099	20,397	904,092
Gross profit (loss)	49,338	(12,199)	33,148	70,287
Administrative expenses	7,808	6,787	—	14,595
Operating profit (loss)	41,530	(18,986)	33,148	55,692
Financing income	(18,757)	(2)	(34)	(18,793)
Financing expense	52,186	25,815	—	78,001
Net finance expense (income)	33,429	25,813	(34)	59,208
Earnings (loss) before tax	8,101	(44,799)	33,182	(3,516)
Income tax expense (recovery)	(4,560)	(11,210)	17,493	1,723
Net earnings (loss)	$12,661	$(33,589)	$15,689	$(5,239)

Supplemental information
Depreciation and amortization	$43,817	$63,101	$18,445	$125,363
Property, plant and equipment expenditures	26,592	31,557	—	58,149

Canadian $ thousands, as at December 31, 2012
Non-current assets	466,896	210,197	627,520	1,304,613
Total assets	$622,598	$304,384	$632,655	$1,559,637

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Canadian $ thousands, for the year ended December 31				2011
	Prairie Mining	Mountain Mining	Royalties	Total

Revenue	$547,498	$443,851	$58,195	$1,049,544
Cost of sales	506,244	393,947	19,148	919,339
Gross profit	41,254	49,904	39,047	130,205
Administrative expenses	11,028	5,148	—	16,176
Operating profit	30,226	44,756	39,047	114,029
Financing income	(18,823)	—	(36)	(18,859)
Financing expense	68,560	9,338	—	77,898
Net finance expense (income)	49,737	9,338	(36)	59,039
(Loss) earnings before tax	(19,511)	35,418	39,083	54,990
Income tax expense (recovery)	6,628	9,622	(2,274)	13,976
Net (loss) earnings	$(26,139)	$25,796	$41,357	$41,014

Supplemental information
Depreciation and amortization	$45,869	$45,363	$18,285	$109,516
Property, plant and equipment expenditures	$6,464	$16,306	$—	$22,770

Geographic segments

The Company earns revenue from several geographic regions as follows:

Canadian $ thousands, for the year ended December 31	2013	2012	2011

Canada	$439,020	$606,006	$596,257
Asia	210,658	220,257	301,572
United States	22,780	24,133	21,269
Other foreign countries	63,766	123,983	130,446
	$736,224	$974,379	$1,049,544

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Significant customers

The Company earns the majority of its coal and royalty revenue from a small number of customers from each segment as follows:

Canadian $ thousands, for the year ended December 31	2013	2012	2011

Prairie Mining segment
Revenue	$399,390	$559,304	$553,746
Number of major customers	3	4	4

Mountain Mining segment
Revenue	$122,378	$218,715	$310,166
Number of major customers	1	2	2

21. COST OF SALES

Cost of sales includes the following select information:

Canadian $ thousands, for the year ended December 31	2013	2012	2011

Employee costs	$198,482	$273,103	$259,827
Depreciation and amortization on property, plant and equipment and intangible assets	111,537	125,363	109,516
Loss on environmental rehabilitation obligations	4,771	3,321	5,219

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

22. NET FINANCE EXPENSE

Canadian $ thousands, for the year ended December 31	2013	2012	2011

Interest income on loans and finance lease receivables	$(14,000)	$(17,323)	$(18,074)
Interest income on cash and cash equivalents	(119)	(221)	(222)
Interest income on short-term investments	—	(1,249)	(678)
Net loss on investments	—	—	115
Total financing income	(14,119)	(18,793)	(18,859)

Interest expense on Sherritt promissory note	29,250	17,342	—
Interest expense on subordinated note	30,733	42,644	59,992
Interest expense on finance lease obligations
and other equipment financing arrangements	7,493	8,175	7,168
Interest expense on Sherritt loan payable	1,804	1,851	1,926
Accretion expense on environmental rehabilitation obligations	2,607	2,300	3,046
Interest expense on loans and borrowings	5,252	2,999	2,486
Other finance charges	866	1,467	1,628
Foreign exchange loss	2,235	1,223	1,652
Total financing expense	80,240	78,001	77,898
Net finance expense	$66,121	$59,208	$59,039

23. NET CHANGE IN NON-CASH WORKING CAPITAL ITEMS

Canadian $ thousands, for the year ended December 31	2013	2012	2011

Trade accounts receivable	$936	$280	$(5,518)
Inventories	(9,910)	(36,738)	(12,711)
Prepaid expenses	(2,560)	495	(744)
Due from related parties	33	47	391
Trade accounts payable and accrued charges	6,499	(7,838)	1,841
Due to related parties	(71)	(17,281)	(5,709)
Obed incident accrual included in other liabilities	15,240	—	—
	$10,167	$(61,035)	$(22,450)

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

24. INTEREST IN JOINT VENTURE

As described in Note 3, PMRL has a contractual arrangement with another company for the production and sale of activated carbon to coal fired utility plants in Canada and the United States. PMRL acts as operator for the plant facilities and the other venturer conducts marketing activities.

PMRL accounts for its 50% interest in the Venture using proportionate consolidation. The following is a summary of PMRL’s proportionate interest in the Venture which has a December 31 reporting date:

Canadian $ thousands,	December 31, 2013	December 31, 2012

Current assets	$5,038	$5,276
Non-current assets	32,747	34,241
Current liabilities	(785)	(1,494)
Non-current liabilities	(650)	(812)
Net assets	$36,350	$37,211

Canadian $ thousands, for the year ended December 31	2013	2012	2011
Revenue	$12,370	$16,243	$13,497
Expenses	9,063	10,064	9,291
Net earnings	$3,307	$6,179	$4,206

25. FINANCIAL RISK AND CAPITAL RISK MANAGEMENT

Risk management policies and hedging activities

The Company is sensitive to changes in commodity prices, foreign-exchange and interest rates. The Company’s Management Committee has overall responsibility for the establishment and oversight of the Company’s risk management framework. Although the Company has the ability to address its price-related exposures through the use of options, futures and forward contacts, it does not generally enter into such arrangements.

Credit risk

The Company’s sale of coal, activated carbon and char exposes it to the risk of non-payment by customers. The Company manages this risk by monitoring the credit worthiness of its customers, covering some exposure through receivables insurance, documentary credit and seeking pre-payment or other forms of payment security from customers with an unacceptable level of credit risk. Although the

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Company seeks to manage its credit risk exposure, there can be no assurance that it will be successful in eliminating all potential material adverse impacts of such risks.

Liquidity risk

Liquidity risk arises from financial obligations of the Company and in the management of its assets, liabilities and capital structure. The Company manages this risk by regularly evaluating its liquid financial resources to fund current and long-term obligations and to meet its capital commitments in a cost-effective manner. The main factors that affect liquidity include realized sales prices, production levels, cash production costs, working capital requirements, capital-expenditure requirements, scheduled repayments of loans and borrowings, credit capacity and debt and equity capital market conditions. The Company’s liquidity requirements are met through a variety of sources, including cash and cash equivalents, cash generated from operations, existing credit facilities, leases, and debt and equity capital markets.

Based on management’s assessment of its financial position and liquidity at December 31, 2013 management believes the Company will be able to satisfy its current and long-term obligations as they come due.

Financial obligation maturity analysis

The Company’s significant contractual commitments, obligations, and interest and principal repayments on its financial liabilities are as follows:

Canadian $ thousands, as at December 31, 2013	Total	Falling due within 1 year	Falling due between 1-2 years	Falling due between 2-3 years	Falling due between 3-4 years	Falling due between 4-5 years	Falling due more than 5 years

Loans and borrowings	$301,870	$301,870	$—	$—	$—	$—	$—
Trade accounts payable and accrued charges	83,350	83,350	—	—	—	—	—
Finance lease obligations	155,258	45,487	41,403	38,565	25,103	4,700	—
Pension obligations	18,926	2,737	2,774	2,812	2,498	1,545	6,560
Other equipment financing	5,894	1,956	1,849	1,179	696	214	—
Operating leases	12,244	3,587	1,005	909	909	909	4,925
Environmental rehabilitation obligations (1)	223,393	38,279	24,069	24,864	17,795	18,150	100,236
Due to related parties	293	293	—	—	—	—	—
Related party loans	793,877	793,877	—	—	—	—	—
Total	$1,595,105	$1,271,436	$71,100	$68,329	$47,001	$25,518	$111,721

(1)	Environmental rehabilitation obligations are undiscounted.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Market risk

Market risk is the potential for financial loss from adverse changes in underlying market factors, including interest rates and foreign-exchange rates.

Foreign-exchange risk

The Company is exposed to foreign exchange fluctuations on its United States dollar denominated thermal export coal sales and certain finance lease obligations. Fluctuations in the CDN/US exchange rate could materially affect the Company’s net earnings. The Company does not currently use derivative instruments to mitigate these currency risks. Based on revenue denominated in U.S. dollars, a strengthening or weakening of $0.01 in the Canadian dollar to the US dollar, with all other variables held constant, would have a $232 unfavorable or favorable impact, respectively, on net earnings. A change in foreign exchange on United States dollar denominated finance lease obligation payments would not materially increase borrowing costs.

Interest rate risk

The Company is exposed to interest rate risk based on its outstanding loans and borrowings and short-term and other investments. A change in interest rates could increase borrowing costs and investment income. Fluctuations in interest rates would not materially affect the Company’s net earnings.

Capital risk management

The Company’s objectives, when managing capital, are to maintain financial liquidity in order to preserve its ability to satisfy financial obligations as they come due and deploy capital to maintain and grow the business.

The Company’s financial strategy is designed to maintain a flexible capital structure consistent with the objectives stated above and to respond to business growth opportunities and changes in economic conditions. In order to maintain or adjust its capital structure, the Company may issue new common shares, repay outstanding debt, issue new debt, refinance existing debt with different characteristics, acquire or dispose of assets, or adjust the amount of cash and short-term investment balances.

The Company is subject to two financial covenants on the credit facility based on the combined financial position of PMRL and CVRI as follows: EBITDA-to-interest expense ratio of not less than 4:1 and total

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013 debt-to-EBITDA ratio of no more than 3:1. The Company monitors these covenants on a quarterly basis and is in compliance with them as at and for the year ended December 31, 2013. The Company is also subject to minimum capital requirements as part of its environmental reclamation bonding program with the Alberta provincial government as described in Note 15. Other than these two restrictions, the Company is not subject to any other externally imposed capital requirements.

In the definition of capital, which has not changed from the prior year, the Company includes shareholders’ equity, current and non-current loans and borrowings, related party loans and undrawn credit facilities.

Canadian $ thousands, as at	December 31, 2013	December 31, 2012

Shareholder's equity	$(23,181)	$174,173
Loans and borrowings	299,657	42,955
Undrawn senior credit facility agreement	50,343	307,045
Related party loans	732,094	732,094
Undrawn CAT Finance credit facility agreement	49,210	55,505
	$1,108,123	$1,311,772

26. FINANCIAL INSTRUMENTS

Financial instrument hierarchy

Financial instruments at fair value through profit or loss have been ranked using a three-level hierarchy that reflects the significance of the inputs used in determining fair value. The following table identifies the hierarchy levels and values:

Canadian $ thousands, as at	Hierarchy level	December 31, 2013	December 31, 2012

Held-for-trading, measured at fair value
Cash equivalents	1	$113,822	$5,991
Short-term investments	1	140,659	—

The followings assets have been ranked Level 1 since their market value is readily observable:

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

Cash equivalents

These are liquid Canadian Government treasury bills having original maturity dates of three months or less.

Short-term investments

These are liquid Canadian Government treasury bills having original maturity dates greater than three months and less than one year.

Fair values

As at December 31, 2013, the carrying amounts of cash and cash equivalents, short-term investments, trade accounts receivable, current portion of loans receivable, current portion of other assets, current portion of finance lease receivables, current portion of other liabilities and trade accounts payable and accrued charges are at fair value or approximate fair value due to their immediate or short terms to maturity.

The fair values of non-current loans and borrowings and other liabilities approximate their carrying amount. The fair value of a financial instrument on initial recognition is normally the transaction price, the fair value of the consideration given or received. The fair values of non-current loans receivable and finance lease receivables are estimated based on discounted cash flows. Due to the use of judgment and uncertainties in the determination of the estimated fair values, these values should not be interpreted as being realizable in the immediate term.

Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc. NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2013

27. IMPAIRMENT OF LONG-LIVED ASSETS

Due to weak thermal export prices in 2013 and expected weak prices in the future, the Company conducted an analysis of the recoverability of long-lived assets. The amount of impairment recognized during the year was as follows:

Canadian $ thousands, for the year ended December 31			2013	2012	2011
	Carrying amount	Recoverable amount	Impairment loss	Impairment loss	Impairment loss

Finance lease receivables	$174,899	$132,455	$42,444	$—	$—
Property, plant and equipment	455,043	344,613	110,430	—	—
Intangible assets	188,812	142,991	45,821	—	—
	$818,754	$620,059	$198,695	$—	$—

The recoverable amount was determined to be value in use using a discount rate of 7.79%.